EXHIBIT 21

SUBSIDIARIES OF ACXIOM

U.S. SUBSIDIARIES

Name	Incorporated In	Doing Business As

1. Acxiom CDC, Inc.	Arkansas	Acxiom CDC, Inc.

2. Acxiom CH, Inc.	Delaware	Acxiom CH, Inc.

3. Acxiom Canada, Inc.	Arkansas	Acxiom Canada, Inc.

4. Acxiom Digital, Inc.	Delaware	Acxiom Digital, Inc.

5. Acxiom / Direct Media, Inc.	Arkansas	Acxiom / Direct Media, Inc.

6. Acxiom e-Products, Inc.	Arkansas	Acxiom e-Products, Inc.

7. Acxiom Equitec Holdings, Inc.	Delaware	Acxiom Equitec Holdings, Inc.

8. Acxiom Information Security	Arkansas	Acxiom Information Security Services, Inc.
Services, Inc.

9. Acxiom Interim Holdings, Inc.	Arkansas	Acxiom Interim Holdings, Inc.

10. Acxiom / May & Speh, Inc.	Delaware	Acxiom / May & Speh, Inc.

11. Acxiom Mexico Holdings, LLC	Delaware	Acxiom Mexico Holdings, LLC

12. Acxiom RM-Tools, Inc.	Arkansas	Acxiom RM-Tools, Inc.

13. Acxiom Risk Mitigation, Inc.	Colorado	Acxiom Risk Mitigation, Inc.

14. Acxiom UWS, Ltd.	Arkansas	Acxiom UWS, Ltd.

15. Smartreminders.com, Inc.	Tennessee	Smartreminders.com, Inc.

INTERNATIONAL SUBSIDIARIES

Name	Incorporated In	Doing Business As

16. Acxiom Australia Pty Ltd	Australia	Acxiom Australia Pty Ltd

17. Acxiom European Holdings Ltd.	United Kingdom	Acxiom European Holdings Ltd.